UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

EQUITY OFFICE PROPERTIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

THIS FILING CONSISTS OF (1) A LETTER SENT TO THE COMPANY’S EMPLOYEES WITH RESPECT TO THE PROPOSED TRANSACTIONS AND (2) QUESTIONS AND ANSWERS FOR THE COMPANY’S EMPLOYEES REGARDING THE PROPOSED TRANSACTIONS.
A memo from Richard Kincaid
I know that last month’s acquisition announcement is still being absorbed by most of you and that it has generated many questions. I want to share as much as possible about what I know as we move forward. As I mentioned on our employee conference call, we have focused the Ask the Leadership site on the Lobby as an outlet for you to ask questions and to get the answers you need during this transition period. In addition, I will communicate with you as often as possible about the progress to date.
Many of you are aware that several members of The Blackstone Group have spent time over the past weeks at EOP’s headquarters. The focus of those meetings with the Executive Team, SVPs and several of the departmental VPs was to become more familiar with our company, including our history, processes and culture. For the next several weeks, they will continue to collaborate with the EOP leadership team to fully understand the various aspects of our business and our operating platform. They want to make this transition as seamless as possible for everyone. Blackstone has also advised us that they intend to maintain the EOP platform headquartered in Chicago, although they are not obligated to do so.
We already have begun the process of filing our proxy statement with the SEC, and we hope to close the transaction in the February to March 2007 timeframe.
Until then, I will keep you informed on progress and updates as more information becomes available. In the meantime, I thank you for your continued support, patience and hard work. You are the reason that Equity Office is truly an extraordinary place to work.
Additional Information About the Merger and Where to Find It
In connection with this proposed transaction with Blackhawk Parent LLC and certain of its affiliates, Equity Office Properties Trust will file a proxy statement with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the company’s shareholders. In addition, shareholders will be able to obtain the proxy statement (when available) and all other relevant documents filed by the company with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (312) 466-3300.
Participants in the Solicitation
Equity Office Properties Trust and its trustees, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the company in favor of the proposed transaction. Information about the company and its trustees and executive officers, and their ownership of the company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders of the Company, which was filed with the SEC on April 17, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

BLACKSTONE
Q: Does EOP have an idea of when or if The Blackstone Group plans on addressing the employees of EOP?
A: Until the transaction is closed, Blackstone will not have wide visibility to the overall EOP organization. In this interim period, members of the Blackstone team will be meeting with many of the EOP leadership teams to understand all the various aspects of our business, culture and our operating platform. Additionally, members of the Blackstone team and their representatives will be visiting some specific properties. All coordination of these visits will come through your VP.
EMPLOYMENT
Q: Will we keep our seniority following the transaction? Will people be formally interviewed? How will this process work?
A: Your tenure at EOP will continue to be credited with no interruption. Additionally, if you were granted credit for previous service in an EOP acquisition, then you will continue to have the benefit of that credit. Blackstone has advised us that it does not anticipate a formal interview process being undertaken.
Q: Will we know who has jobs prior to the holidays or prior to the closing?
A: We do not yet know what implication, if any, this acquisition will have on current jobs. Blackstone has advised us that it intends to maintain the EOP operating platform, so they will likely need people on the ground to manage the day to day business.
EMPLOYEE BENEFIT MATTERS
Q: How will the merger affect our benefits?
A: Equity Office benefits generally will remain in place, as usual, until the closing. Blackstone has expressed a desire to continue with our benefit plans to the extent possible, although they are under no obligation to do so. Blackstone has agreed to provide, for a period of two years after the merger, continuing employees with employee benefits (excluding equity-based benefits) that are no less favorable in the aggregate than those provided immediately prior the merger. Over the coming weeks and months, we will be working with them closely to manage through this transition and will share information and details as they become available.
Q: What effect does this acquisition/merger have on my Long Term Incentive — LTI?
A: All unvested Restricted Share Awards (RSA’s) and Share Options vest upon the merger. This means that any LTI awards that have not yet vested will automatically vest and will be cashed out at the agreed upon share price ($48.50). We are currently working with our stock administrator (Fidelity) on how this cash out will happen. We will provide more details as they become available.
Q: What does the acquisition / merger mean to our 2006 merit increases and bonuses that we would normally get in March 2007?
A: Prior to the completion of the merger, we will continue to move forward with our regular compensation review process. Performance Reviews will continue to be completed under the normal process. Supervisors and Managers will continue with the merit increase review process as normal. Similarly, prior to completion of the merger, bonus awards — both exempt and discretionary non-exempt — will continue as normal and Long

Term Incentive (LTI) will also be awarded through the normal processes (except that awards will be made with restricted share awards instead of options). 2007 LTI grants made prior to completion of the merger will vest and be cashed out at the agreed upon share price ($48.50) when the merger closes. There will be no reductions to the merit, bonus or LTI pools. Individual awards will be made based on individual performance as well as company metrics.
Q: Will we have the opportunity to change any benefit selections for calendar 2007?
A: Our Open Enrollment window closed in October and your elections are in place and scheduled with an effective date of January 2007. If you have questions or concerns about these elections please contact HR Services.
Q: Will we be eligible for Cobra and for how long if we cease to be employed after the merger?
A: If you are involuntarily terminated as a result of the acquisition, you will be eligible for 18 months of COBRA coverage, at your expense. You can find additional information on COBRA on the Lobby. Please note that COBRA rates are subject to change each calendar year.
Q: What will happen to the Equity Office stock that is tied to the 401(k) plans?
A: Equity Office stock is not an investment option in the 401(k) plan.
Q: How will the Tuition Assistance Program be impacted?
A: Any courses that were approved for 2006 will be reimbursed according to our current policy. At this time, we do not know what changes, if any, will be made to the Tuition Assistance program following completion of the merger. However, you can still submit 2007 courses to HR Services for approval. As with past practice, if you are involuntarily terminated by Equity Office while you are in the middle of an approved course, you will be eligible to receive reimbursement for expense related to the approved course. Please contact HR Services at (312) 466-4940 if you have specific questions.
Q: Please advise how grandfathered PTO and PTO will be handled through the merger. Will the time be carried over, lost, or paid out?
A: Blackstone has agreed to provide benefits that are no less comparable in the aggregate than those that are in place immediately prior to the merger. We have provided them with a detailed overview of our PTO program and policies and will work with them regarding how the PTO is affected by the transaction.
SEVERANCE
Q: I am currently scheduled to be terminated on December 29th. How will this acquisition change the terms of my severance benefits?
A: If you have been previously notified about a position elimination or your position is eliminated due to any of our previously announced building dispositions between now and the time the sale closes, there is no change to the severance benefits or retention incentives that were previously explained to you. If you have questions about those benefits, please contact HR Services.
Q: Can you please explain the 12 weeks of severance policy?

A: If during a 24-month period after the close of the merger, your employment is terminated involuntarily and not for cause, then Blackstone has agreed to honor the severance benefits that are provided under the EOP Severance Plan. In addition, they have also agreed to establish a minimum floor of 12 weeks — regardless of seniority. This means that no one would get less than 12 weeks of severance if involuntarily terminated not for cause. If you have questions about severance, please review the policy on the Lobby or contact HR Services.
Q: If we find another position prior to the close, will we be eligible for any severance and/or our unvested options/restricted stock?
A: Regardless of the acquisition, if you voluntarily resign from a position, then you would not be eligible for severance. Also, if you exit the company prior to the close date of the acquisition, then you would not be eligible for vesting of any unvested LTI as per the terms of the plan.
Q: If my position is eliminated as a result of the acquisition, will I be eligible for unemployment benefits?
A: Decisions on unemployment benefits vary from state to state. In general, if an employee is terminated from his or her job involuntarily and not for cause (meaning, for example, that there is no violation of a company policy or act of gross misconduct), then unemployment benefits usually are granted. For more information on your state’s policies, please contact HR Services.
Q: What will happen to my health insurance under the severance plan?
A: If your employment is involuntarily separated (not for cause) the company can elect to pay your severance in either a lump sum payment or as salary continuation. If your severance is paid as a lump sum payment, your health insurance will end on your last day worked and you would be eligible to elect COBRA. In addition to your standard lump sum severance payment, you would also receive an additional lump sum payment equal to the employer contribution to your health plans that would have otherwise occurred during the period of time you would have been eligible for salary continuation. If your severance is paid as salary continuation, you will remain active on the health insurance plan through the end of your severance period. At that point, you would be eligible to elect COBRA coverage.
OPERATIONS
Q: Does this does change anything as far as the sale of the portfolio in the Denver area?
A: No, we will still move forward with our current dispositions as planned, including Denver.
Q: What is the status of the non-EOP assets (Sam Zell owned buildings) that we manage and lease within the Regional Infrastructure?
A: We will continue to manage and lease those buildings in the same capacity that we do today.
Q: Does the acquisition affect those who work under Equity Office Management, LLC differently than Equity Office Properties?
A: No, the acquisition will not affect those who work under Equity Office Management, LLC differently than those who work under Equity Office Properties.

Q: Can you tell me what will happen to the EOP name? Will the office in Chicago stay?
A: Blackstone has advised us that they intend to maintain the EOP platform headquartered in Chicago, as well as continuing the EOP brand, although they are not obligated to do so.
Q: What is the recommended response to the inevitable questions regarding the merger, which we will receive from our tenants and vendors?
A: Only Sam or Richard should be discussing the merger publicly, but we can confirm that we have agreed to be acquired by The Blackstone Group. At this stage we can’t comment or speculate on the impact the acquisition may have on our vendors, partners and consultants.
SELLING STOCK OR COMMON SHARES
Q: Are there any restrictions on selling our stock or common shares?
A: Certain officers who are designated as restricted under our insider trading policies may not sell their shares until further notice from the company. Other employees are subject to our general corporate prohibitions on trading while in possession of non-public information.
Additional Information About the Merger and Where to Find It
In connection with this proposed transaction with Blackhawk Parent LLC and certain of its affiliates, Equity Office Properties Trust will file a proxy statement with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the company’s shareholders. In addition, shareholders will be able to obtain the proxy statement (when available) and all other relevant documents filed by the company with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (312) 466-3300.
Participants in the Solicitation
Equity Office Properties Trust and its trustees, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the company in favor of the proposed transaction. Information about the company and its trustees and executive officers, and their ownership of the company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders of the Company, which was filed with the SEC on April 17, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.